SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM 8-K


CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 1995



Central Fidelity Banks, Inc.
(Exact name of registrant as specified in its charter)




   	Virginia          				0-8829				     54-1091649
 (State or other		  	  (Commission)  	 (IRS Employer
 jurisdiction of			     File Number) 		 Identification
 incorporation)                         Number)


1021 East Cary Street, Richmond, Virginia 23219
(Address of principal offices)



Registrant's telephone number, including area code: (804) 782-4000




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Item 5. Other Events

On July 13, 1995 the Registrant issued a Press Release announcing the results of its operations for the three month and six month periods ended June 30, 1995.

Item 7. Financial Statements and Exhibits

(c) Exhibits
     	99. Press release, dated July 13, 1995, regarding the results of its operations for the three month and six month periods ended June 30, 1995.

SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Central Fidelity Banks, Inc.
(Registrant)

Date: July 18, 1995

/s/ James F. Campbell
James F. Campbell
Senior Vice President & Controller

EXHIBIT INDEX


Exhibit 99. Press release, dated July 13, 1995, regarding the results of its operations for the three month and six month periods ended June 30, 1995.







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Exhibit 99

News Release				                   Central Fidelity
Central Fidelity Banks, Inc.	   	For Release:         	IMMEDIATELY
Post Office Box 27602
Richmond, Virginia  23261-7602		Information Contact:		Susan Lawrence Mistr
					                                             				Public Relations
                                                      Manager
								                                             	(804) 697-7261
								                                              Charles W. Tysinger
								                                             	Chief Financial
                                                      Officer
								                                             	(804) 697-7038

July 13, 1995

								                                             	Immediately


CENTRAL  FIDELITY  REPORTS  SECOND  QUARTER  EARNINGS

Central Fidelity Banks, Inc., (NASDAQ-CFBS) reported net income for the quarter ended June 30, 1995 of $26,024,000 compared to $29,583,000 for the same period last year representing a decline of 12.0%. Net income per share fell 13.2% to $.66 versus $.76 last year.

For the first six months of 1995, net income was $51,744,000, or $1.31 per share, compared to $58,874,000, or $1.51 per share in the first half of 1994, representing declines of 12.1% and 13.2%, respectively.

The earnings declines are primarily the result of lower net interest margins compared to last year. Results for the second quarter, however, indicate that the Company's previous actions to reduce its exposure to interest rate fluctuations are having a positive effect.

On a tax-equivalent basis, net interest income for the quarter was $85,754,000 compared to $85,090,000 in the first quarter and $85,573,000 for the same period last year. Average earning assets for the quarter grew 7.6% to $9,589,061,000. The net interest margin was 3.59% compared to 3.85% for the second quarter of 1994.

Total assets at June 30, 1995 were $10,418,141,000, an increase of 8.1%
from June 30, 1994. Total loans at quarter-end grew 11.7% to $5,992,974,000 led by increases in all categories of consumer loans. Total deposits grew 17.8% to $7,900,216,000 and included approximately $450,000,000 of deposits acquired from Household Bank, f.s.b. in Northern Virginia. Excluding this transaction, deposits grew 11.1% from the prior year. Shareholders' equity at June 30, 1995 was $764,144,000, representing an increase of 15.7% from the previous year. The book value per share of common stock grew
13.8% to $19.20 compared to $16.87 last year.

Central Fidelity's return on average total assets for the quarter was 1.03% versus 1.26% for the comparable 1994 period. Adjusting for SFAS 115 unrealized gains of $263,000 for 1995 and unrealized losses of $58,616,000 for 1994, the Company's return on average shareholders' equity was 13.91% compared to 17.92% last year.

Noninterest income for the quarter increased modestly to $19,478,000 with higher insurance commissions and general fee categories accounting for the gain. Noninterest expense for the quarter rose 9.6% to $61,936,000 with personnel, other real estate expenses and other miscellaneous costs, accounting for the increases. For the first six months of 1995 noninterest expenses declined 1.8% from the prior year. For the six month period, the Company's efficiency ratio was 56.7%.

Nonperforming assets as of June 30, 1995 declined to $76,232,000 or .73% of total assets compared to $82,926,000 or .82% at March 31, 1995, $90,294,000 or .90% at December 31, 1994, and $103,502,000 or 1.07% a
year ago. The reduction in nonperforming assets is due to continued improvement in real estate markets. The allowance for loan losses at quarter-end was $110,000,000 or 1.84% of total loans.

Net loan charge-offs for the quarter were $3,344,000, or .23% of average loans on an annualized basis compared to $5,304,000 or .37% for the quarter ended March 31, 1995 and $2,304,000 or .18% for the second quarter 1994.
For the six months ended June 30, 1995, net charge-offs were $8,648,000 or
 .29% of average loans compared to $7,421,000 or .29% of average loans for 1994. An increase in recoveries of previously charged off loans contributed to the favorable loss experience for the quarter. Nonperforming asset trends continued to be positive and loan delinquency ratios remain well within acceptable levels.

The June 9, 1995 acquisition of deposits from the Virginia subsidiary of Household International, Inc. resulted in the addition of twelve branches in the Northern Virginia market and broadened the Company's ability to service and attract new business. This acquisition has provided a new source of core deposits and will reduce the Company's need for borrowed funds.

Commenting on the Company's performance, Lewis N. Miller, Jr., Chairman and Chief Executive Officer, stated, "We are pleased with our continued positive trends in loan growth and anticipate that the Federal Reserve's lowering of short-term interest rates in July will heighten consumer confidence and generate solid growth during the second half of 1995."

Central Fidelity Banks, Inc. is a Richmond, Virginia based bank holding company with 244 branch offices throughout the state.